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                                                                    Exhibit 99.1


                        METROMEIDA FIBER NETWORK, INC.
                           OFFERING OF SENIOR NOTES


New York--November 20, 1998--Metromedia Fiber Network, Inc. (MFNX:Nasdaq) today announced that it is in the process of completing its unregistered offering for $650,000,000 aggregate principal amount of 10.00% Senior Notes due 2008. The Senior Notes will be issued on November 25, 1998, at a price per Senior Note of 100.00%. The net proceeds from the offering are expected to aggregate approximately $630.0 million. Approximately $91.5 million of these proceeds well be used to purchase U.S. government securities that will be pledged to secure the payment in full of the interest on the Senior Notes through May 15, 2000. The balance of the net proceeds will be used for the build-out of Metromedia Fiber Network's intra-city and inter-city networks in the United States and Europe and for other capital expenditures, working capital and other general corporate purposes, including possible acquisitions of other companies or assets. The Senior Notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CONTACT:

      JEFFREY LUTH
      G.A. KRAUT COMPANY, INC.
      212-696-5600